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                                                                    Exhibit 23.1


[LOGO OF KPMG]


                         Independent Auditors' Consent


The Board of Directors
Integrated Information Systems, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-32856 and No. 333-32858) filed on Form S-8 of Integrated Information Systems, Inc. of our report dated January 31, 2001, relating to the consolidated balance sheets of Integrated Information Systems, Inc. and subsidiary as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in Form 10-K of Integrated Information Systems, Inc.


                                                            /s/ KPMG LLP


Phoenix, Arizona
March 30, 2001